EXHIBIT 99.1

NEWS RELEASE

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Analysts – Andy Taylor, 206-539-3907

Media – Nancy Thompson, 919-861-0342

Weyerhaeuser Appoints David M. Wold as Chief Financial Officer

SEATTLE, May 16, 2022 — Weyerhaeuser Company (NYSE: WY) today announced the appointment of David M. Wold as senior vice president and chief financial officer, effective immediately. Wold has served as vice president and chief accounting officer since May 2019, and he replaces Nancy Loewe, who is leaving the company.

“Davie has demonstrated outstanding leadership since joining Weyerhaeuser in 2013,” said Devin W. Stockfish, president and chief executive officer. “He brings 20 years of strong accounting, financial and strategic acumen to the role, and we are excited to welcome his experience and energy to our senior management team.”

“I’m honored to step into this role at such an exciting time in the company’s history,” Wold said. “Weyerhaeuser is well-positioned to capitalize on a number of favorable demand drivers supporting our businesses, and I’m excited to work with our Finance organization to advance our investment thesis and drive superior shareholder returns in the years to come.”

ABOUT DAVID M. WOLD
David M. Wold has been vice president and chief accounting officer since May 2019. Wold joined Weyerhaeuser in November 2013 and has held a series of accounting and finance leadership roles with increasing responsibility, including serving as Corporate Controller from March 2018 to May 2019. Prior to joining the company, Wold served as vice president of finance for Verdiem Corporation, a privately held technology company, from September 2011 to November 2013, and he previously spent nine years with the accounting firm of KPMG. Wold earned a bachelor of arts in business and finance and a bachelor of science in accounting from George Fox University, and he is a certified public accountant in the state of Washington.

ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 11 million acres of timberlands in the U.S. and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products in America. Our company is a real estate investment trust. In 2021, we generated $10.2 billion in net sales and employed approximately 9,200 people who serve customers worldwide. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

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